Exhibit 5.1

Kensington House
69 Dr. Roy’s Drive, P.O. Box 2510
Grand Cayman, KY1-1104
Cayman Islands
Tel: +1 (345) 949-3344
Email: info@stuartsaw.com
Web: www.stuartslaw.com

Chris Humphries
Direct Line: +1 (345) 814-7911
Email: chris.humphries@stuartslaw.com

CRYPTEX DIGITAL MARKET CAP ETF

c/o Stuarts Corporate Services Ltd.
Kensington House, 69 Dr Roy’s Drive
George Town

Grand Cayman KY1-1104

P.O. Box 2510

Cayman Islands

20 October 2026

Dear Sirs

RE: CRYPTEX DIGITAL MARKET CAP ETF

We act as legal counsel to CRYPTEX DIGITAL MARKET CAP ETF (the “Company”) in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, the offering and sale to the public of an indeterminate number of equal, fractional, undivided interests in the profits, losses, distributions, capital and assets of, and ownership of, the Company (the “Interest”).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Documents

For the purposes of giving this opinion, we have examined the following documents:

1.	the Certificate of Registration dated 23 March 2026 issued under the Limited Liability Companies Act (as Revised) (the “LLC Act”);

2.	a copy of the executed Amended and Restated Limited Liability Company Agreement of the Company dated 19 August 2026 among the Company and the members listed therein (the “LLC Agreement”) Register of Members, Register of Managers, Register of Mortgages and Charges and the Section 5 Statement, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”);

3.	a Certificate of Good Standing with respect to the Company issued by the Registrar of Limited Liability Companies in the Cayman Islands (the “Registrar”) dated 20 October 2026 (the “Certificate of Good Standing”);

4.	a certificate from a manager of the Company a copy of which is annexed hereto (the “Manager’s Certificate”);

5.	a copy of the written resolutions of the managing members of the Company dated September 2026 (the “Resolutions”); and

6.	the Registration Statement.

Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. These opinions only relate to the laws of the Cayman Islands which are in force at the date of this opinion. In giving these opinions we have relied (without further verification) upon the completeness and accuracy (and the continuing accuracy as at the date hereof) of the Manager’s Certificate, the Resolutions and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

1.	The Registration Statement has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.	The LLC Agreement has been authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

3.	The LLC Agreement remains in full force and effect and has not been amended, varied, waived or supplemented.

4.	The Registration Statement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

5.	The choice of the Relevant Law as the governing law of the Registration Statement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

6.	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

7.	All signatures, initials and seals are genuine.

8.	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Registration Statement.

9.	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Interests.

10.	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

11.	No monies paid to or for the account of any party under the Registration Statement or any property received or disposed of by any party to the Registration Statement in each case in connection with the Registration Statement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (as Revised) and the Terrorism Act (as Revised), respectively).

12.	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

13.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

14.	The Company will receive money or money’s worth in consideration for the issue of the Interest.

15.	The copies of the LLC Agreement, Register of Managing Members and Register of Mortgages and Charges provided to us by the Registered Office of the Company are true and correct copies of the originals of the same and that all matters required by law to be recorded therein are so recorded.

16.	The corporate records of the Company examined by us on 20 October 2026 at its Registered Office constitute its complete and accurate corporate records and that all matters required by law to be recorded therein are so recorded.

17.	There is nothing contained in the minute book or the corporate records of the Company, (which we have not inspected), which would or might affect the opinions herein after appearing.

18.	The Cause List and the Register of Writs and other Originating Process of the Cayman Islands Grand Court maintained by the Clerk of the Courts examined by us at the Courts Office on 20 October 2026 covering the period of six years prior to the date of search constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

19.	The Resolutions were duly passed and signed by all the managing members in accordance with the LLC Agreement of the Company.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

Opinion

Based upon and subject to, the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out below, we are of the opinion that under the laws of the Cayman Islands:

1.	The Company has been duly formed and registered as a limited liability company and is validly existing and in good standing with the Registrar of Limited Liability Companies under the laws of the Cayman Islands.

2.	The Interest to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Interest will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a membership interest is only issued when it has been entered in the register of members.

Qualifications

The opinions hereinbefore given are subject to the following qualifications:

1.	The obligations assumed by the Company under the Registration Statement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Registration Statement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	any provision in the Registration Statement purporting to impose obligations on a person who is not a party to such Registration Statement (a “third party”) is unenforceable against that third party. Any provision in the Registration Statement purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Registration Statement expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands);

(k)	any provision of the Registration Statement which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)	a company cannot, by agreement or in its LLC Agreement, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Registration Statement whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, amend its LLC Agreement or present a petition to a Cayman Islands court for an order to wind up the Company; and

(m)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Registration Statement which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or managing members appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

2	To maintain the Company in good standing with the Registrar of Limited Liability Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Limited Liability Companies within the time frame prescribed by law.

3	Under Cayman Islands law, the register of members is prima facie evidence of title to membership interests and this register would not record a third party interest in such membership interests. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a limited liability company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Interests, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4	In this opinion letter the phrase “non-assessable” means, with respect to the issuance of membership interests, that a member shall not, in respect of the relevant membership interests and in the absence of a contractual arrangement, or an obligation pursuant to the limited liability company agreement, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Registration Statement nor upon the commercial terms of the transactions contemplated by the Registration Statement.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Interests pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

We bring to your attention that our maximum aggregate liability in respect of all claims for breach of contract or breach of duty or fault or negligence or otherwise arising out of or in connection with this opinion shall be limited to the lesser of three times the professional fees recovered by us in providing this opinion and the total amount of our professional indemnity insurance cover available from time to time.

This opinion only relates to the laws of the Cayman Islands as we presently understand them and is given on the basis that the opinion will be governed by and construed in accordance with the laws of the Cayman Islands and that the Cayman courts will have exclusive jurisdiction in relation to any matter arising out of it. We have made no investigation of any laws other than the laws of the Cayman Islands and do not express or imply any opinion on any such laws.

This opinion is given as at the date shown at the top of this letter. We have no continuing obligation under the terms of this opinion to inform you of changes of law or fact occurring after the date of this letter or of facts of which we become aware after such date.

Yours faithfully

STUARTS HUMPHRIES